For Immediate Release
---------------------


                    RushTrade Group Completes Acquisition of
                   Terra Nova Trading and Affiliate Companies


DALLAS, TEXAS (May 22, 2006) - Rush Financial Technologies, Inc., dba RushTrade(R) Group ("Rush") (OTC.BB: RSHF) today announced that it has completed the acquisition of 100% of the outstanding membership interests of Terra Nova Trading, LLC ("Terra Nova"), Market Wise Securities, LLC and Market Wise Stock Trading School, LLC.

The combined companies will provide a sophisticated front-end trading platform and back-end execution and clearing services to Retail, Institutional and Wholesale clients worldwide. Furthermore, the companies currently have approximately 20,000 customer accounts and over $600 million in customer account assets as of closing of the transaction. RushTrade Securities, Inc.'s ("RushTrade") proprietary front-end trading platform has been consistently ranked among the top competitors by Barron's, and has been the recipient of multiple awards by well-recognized rating agencies. Terra Nova became self-clearing in March 2004, and is repeatedly ranked among the leaders in online trading by Barron's and others.

"We are very excited about the combination of Terra Nova's `back-end' technology with RushTrade's proprietary `front-end' platform. Terra Nova has built a solid reputation in the direct market access and online trading industry, and both RushTrade and Terra Nova have assets that complement and enhance one another, benefit our customers and add value to our shareholders," said Mr. D. M. "Rusty" Moore, Jr., Chairman and Chief Executive Officer.

"The RushTrade platform will complement the needs of Terra Nova's diverse client base of institutions, correspondent broker/dealers and active investors. Our ability to support equities, options, futures and FX with RushTrade, as well as other platforms, makes Terra Nova the broker of choice for serious traders," said Mike Nolan, President of Terra Nova Trading, LLC.

"This business combination positions us as one of a few broker/dealers in the world who own and control the entire front-to-back technology. Coupled with our superior customer support, Terra Nova is well positioned to be a leader in this industry going forward," said M. Patricia "Patti" Kane, Chief Operating Officer.

Rush has issued approximately $35,000,000 of convertible, non-cumulative preferred stock and warrants in exchange for the cash raised in connection with the acquisition. The preferred stock will be converted into Rush's common stock as soon as possible. Five year warrants for an additional $35,000,000 in value have been issued in connection with the offering. The purchase price of the acquisition was $25,000,000. The remainder of the funds, net of offering and acquisition-related expenses, will provide for additional working capital and broker/dealer net capital. The acquisition will be accounted for as a business combination.

Arabella Securities of Austin, Texas acted as placement agent and provided financial advisory services to Rush in connection to the transaction. Sandler O'Neill + Partners, L.P. provided financial advice to TAL Financial Services, LLC.

For additional information regarding this announcement, please refer to Rush's Form 8-K expected to be filed promptly with the Securities and Exchange Commission.

About RushTrade Group

RushTrade Group operates through two primary wholly owned subsidiaries:

RushGroup Technologies, Inc. ("RushGroup") is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as the Company's financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to NASD member broker/dealers, institutional portfolio managers and traders.

RushTrade Securities, Inc. ("RushTrade"), a fully-disclosed introducing Broker Dealer and member NASD, PCX, BSE, SIPC and NFA, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

RushTrade Group is headquartered in Dallas, Texas, and the common stock is traded on the OTC.BB market under the symbol "RSHF." For more information about RushTrade and RushGroup products, please visit www.rushtrade.com and www.rushgroup.com.

About Terra Nova

Terra Nova Trading, LLC, founded in 1994, is a full-service self-clearing agency broker/dealer and futures commission merchant. Terra Nova is a member of the NASD, NFA and SIPC, as well as the following exchanges: PCX, ISE, BOX and CHX. Terra Nova maintains a diversified customer base servicing Institutional, B-to-B (including Correspondent Clearing for other introducing broker/dealers) and Direct Market Access clients, while offering a diversified product offering including equities, options, futures, fixed income and foreign exchange. Headquartered in Chicago, Terra Nova has over 70 employees, with a sales presence in New York, San Francisco, Denver and San Antonio.

Terra Nova is a pioneer in electronic trading, earning a national reputation for exceptional customer service, and has been highly ranked by Barron's Magazine in its annual survey of Best Online Trading Brokers, ranking #1 in the areas of Customer Service, Trade Technology, Portfolio Reports and Overall Usability. For more information about Terra Nova Trading, please visit www.terranovatrading.com.

About Market Wise Trading School

Market Wise is an education provider to traders and investors. Its mission is to support traders and investors in their quest to achieve financial freedom and success, while sharing the passion and trading skills of its instructors. Market Wise's education curriculum is provided to assist traders and investors develop sound methods of analysis and risk management. Headquartered in Boulder, Colorado, Market Wise trains students worldwide. For more information about Market Wise Trading School, visit www.marketwise.com.



Investor Relations Contact:         Sharron Kuzma
                                    (972) 450-6000
                                    skuzma@rushgroup.com
                                    www.rushfintech.com